EXHIBIT 99.1

Fuse Science, Inc. to Hold Business Update

Webcast and Teleconference on May 22nd

Miami Lakes, FL – May 17th, 2013 – Fuse Science, Inc. (OTCQB: DROP), (www.fusescience.com) a consumer products and delivery technology company that is developing new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals, announced today that it will hold a business update teleconference and webcast for shareholders and the investment community on Wednesday, May 22nd, 2013 at 4:30 PM ET.

Fuse Science, Inc. CEO, Brian Tuffin will host the call and will be joined by Rubin Hanan, President and COO and Jeanne Hebert, VP of Marketing and Clinical Research. Among the topics the Fuse executives will discuss include; distribution channel progress, third quarter sales growth and marketing updates, and an overview of current developments with the company’s science applications.

Interested parties can listen to the live teleconference by dialing (877) 407-0782 from the U.S. or (201) 689-8567 for international callers. Individuals may access the live audio webcast by visiting http://www.investorcalendar.com/IC/CEPage.asp?ID=171023.

A replay of the teleconference will be available until June 5, 2013 which can be accessed by dialing (877) 660-6853 if calling within the United States or (201) 612-7415, if calling internationally. Please enter conference ID # 415071 to access the replay. A replay of the webcast will also be archived and available within the investor relations section of the company’s web site at www.fusescience.com.

About Fuse Science, Inc.

Fuse Science, Inc. (OTCQB: DROP), is an innovative consumer products holding company based in Miami Lakes, Florida. Fuse Science holds the rights to new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals. The company maintains the rights to sublingual and transdermal delivery systems for bioactive agents that can now, for the first time, effectively encapsulate and charge many varying molecules in order to produce complete product formulations which can bypass the gastrointestinal tract and enter the blood stream directly - all in a concentrated "DROP" form that is simply applied under the tongue. The Fuse Science technology is designed to accelerate conveyance of medicines or nutrients relative to traditional pills and liquids and can enhance how consumers receive these products. Information about Fuse Science is available online at www.fusescience.com and www.poweredbyfuse.com or by calling 305-503-FUSE (3873).

For more information:	To schedule an interview:

Fuse Science, Inc.	Gus DeQuesada
Investor Relations	Michelsen Advertising
Direct: (305) 503-3873, Ext. 2	C-305-733-1410 / 786-488-7138
Email: ir@fusescience.com	prnews@michelsenadvertising.com